NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release October 29, 2009

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES THIRD QUARTER 2009 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the third quarter ended September 30, 2009. We believe our financial condition and results of operations remained strong in the face of the conditions affecting the entire economy, including the credit, banking and mortgage markets. Although our Advances have decreased significantly in 2009, we continue to fulfill our role as an important provider of reliable and attractively priced wholesale funding to members. Highlights include:

•	For the third quarter, net income was $61 million and Return on Average Equity (ROE) was 5.70 percent compared to net income of $66 million and ROE of 6.26 percent in the third quarter of 2008. For the first nine months net income was $219 million and ROE was 6.75 percent compared to net income of $180 million and ROE of 5.92 percent in the first nine months of 2008. The quarterly reduction between years was due mainly to adjustments in derivative valuations and increased net amortization expense. The year-to-date increase was driven by wider portfolio spreads on many short-term and adjustable-rate assets relative to their funding costs and the replacement of higher cost longer-term callable debt with new debt at lower rates.

•	Assets decreased to $77.0 billion from $98.2 billion at December 31, 2008. Average asset balances, which influence the level of net income, showed similar reductions. The decline resulted primarily from lower Advance demand due to 1) members’ decreasing their loans outstanding while growing their deposit base, both as a result of the economic contraction, and 2) continued government funding and liquidity alternatives available to members from various federal agencies, including most importantly, the Federal Reserve System and Treasury Department.

•	No credit risk-related or impairment charges were required.

•	We paid stockholders a dividend in cash on September 17, 2009 at a 5.00 percent annualized rate, an increase from the prior two quarters. The dividend was 4.59 percentage points above average 3-month LIBOR for the third quarter of 2009. The year-to-date average dividend paid through September was at an annualized rate of 4.67 percent, 3.84 percentage points above average 3-month LIBOR for the comparable period.

•	Retained earnings grew $12 million in the third quarter and $81 million, or 25 percent, during the first nine months of 2009.

•	Total capital decreased $222 million, or 5 percent, during the first nine months of 2009 due to our repurchase of stock subject to members’ redemption requests. The GAAP capital ratio ended the quarter at 5.27 percent of total assets. Our regulatory capital-to-assets ratio of 5.39 percent at the end of September was well above the required minimum of 4.00 percent. Our financial leverage, as represented by this ratio, decreased in the first three quarters of 2009 due primarily to the reduction in Advances. Our capital adequacy continued to be in full compliance with all regulatory requirements.

•	In the first nine months of 2009, $25 million was accrued for future use in the Affordable Housing Program. The FHLBank has also voluntarily disbursed over $15 million to support affordable housing initiatives since 2003. The voluntary contributions are over and above the regulatory Affordable Housing Program requirements.

•	Our liquidity position remains strong and our ability to access funds from the capital markets at acceptable costs is sufficient to meet operational needs.

Operating Results and Profitability

Third quarter net income was $61 million, a decrease of 7 percent from $66 million in the third quarter of 2008. Net income for the nine months ended September 30, 2009 was $219 million, up 22 percent compared to the $180 million in the same period of 2008. ROE was 5.70 percent for the third quarter and 6.75 percent for the first nine months of 2009, compared to 6.26 percent and 5.92 percent, respectively, for the same periods in 2008. The ROE spreads to 3-month LIBOR and overnight Federal funds are two market benchmarks we believe our stockholders use to assess the competitiveness of return on their capital investment in the FHLBank. These spreads were significantly above those in the same periods of 2008 as shown in the table below.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
ROE spread to 3-month LIBOR	5.29	3.35	5.92	2.94
ROE spread to overnight Federal funds	5.55	4.32	6.58	3.52

Most of the decrease in net income and ROE for the three-month period resulted from two factors:

•	There was a $5 million reduction in fair value gains from accounting for derivatives activity. We consider this amount of derivative-related volatility to be in the normal range for our business.

•	Recognition of noncash amortization expense (e.g., purchase premiums and discounts on mortgage assets and Consolidated Obligations) was $3 million higher in the third quarter of 2009 versus the third quarter of 2008.

The higher net income for the nine-month period resulted primarily from three factors:

•	Beginning in late 2008 and continuing in the first nine months of 2009, in response to the decline in intermediate- and long-term interest rates, we retired before their final maturities approximately $14 billion of high-cost long-term debt (Bonds), which we had issued primarily to fund mortgage assets, and replaced them with new debt at substantially lower costs.

•	We earned wider portfolio spreads on many short-term and adjustable-rate assets relative to their funding costs.

•	Market yield curves became significantly steeper as short-term interest rates fell to historical lows of close to zero. This benefited earnings due to our modest utilization of short-term debt to fund long-term assets.

The wider portfolio spreads earned on our assets in the first nine months of 2009 resulted from the financial market disruptions that began in 2008, which increased the cost of inter-bank lending (represented by LIBOR) relative to other short-term interest costs such as our Discount Notes. We believe this cost differential indicated that market participants viewed the System’s short-term debt as a lower-risk investment than other short-term investments. Since we use Discount Notes to fund a large amount of our LIBOR-indexed Advances, we benefited from the more favorable relative funding costs.

In the third quarter of 2009, short-term LIBOR decreased, reverting the spread between LIBOR and Discount Notes back to, and even below, the levels of the third quarter of 2008. We believe this occurred from market participants’ view that the financial disruptions had eased and the effects of the massive amounts of liquidity injected into the financial system from various federal agencies, including most importantly, the Federal Reserve System and Treasury Department were beginning to take hold. As a result, the higher profits from the wider LIBOR to Discount Note spreads dissipated during the third quarter.

Compared to the same period of 2008, earnings for the first nine months of 2009 also benefited from the following: the sale of $216 million of mortgage-backed securities in the first quarter, resulting in gains of $6 million; increases in Advance prepayment fees of more than $4 million; and increases in net market value gains (primarily unrealized) of almost $4 million from accounting for derivatives.

Earnings in both the three and nine month periods were negatively impacted as a result of the large reductions in short-term interest rates, which minimized the amount of earnings generated from funding assets with our interest-free capital. The benchmark 3-month LIBOR rate, for example, averaged 0.83 percent in the first nine months of 2009, compared to 2.98 percent for the same period in 2008. As further discussed elsewhere, the positive earnings factors also were partially offset by the reduction in assets, especially Advances.

Assets and Mission Asset Activity

Assets were $77.0 billion at September 30, 2009, a decline of $21.2 billion (22 percent) from year-end 2008. The ending balance of Mission Asset Activity – composed of the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program – fell $17.6 billion (25 percent) from year-end 2008 to end the third quarter at $52.6 billion.

The principal balance of our Advances was $37.3 billion at September 30, 2009, a decrease of $15.5 billion (29 percent) from year-end 2008. Average Advance balances showed similar reductions. On both an absolute dollar and percentage basis, most of the decrease in Advances occurred from our ten largest borrowers. Advances fell because of: 1) the recession, which resulted in a deceleration of members’ loan growth in the second half of 2008 and a decrease in their loans outstanding in the first nine months of 2009, coupled with an increase in their deposits, and 2) the availability to members of continued funding and liquidity options arising from the various fiscal and monetary stimuli and financial guarantees of the federal government to combat the financial crisis and recession. In particular, we believe that members’ liquidity has expanded due to funding from the Troubled Asset Relief Program (TARP) and the substantial increase in bank excess reserves initiated by the Federal Reserve. We expect Advance demand to remain weak until monetary policy tightens and a more robust economic recovery begins.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $9.7 billion at September 30, 2009, an increase of $1.1 billion (12 percent) from year-end 2008. This change reflected the increased overall financing activity in the mortgage markets in response to the generally lower mortgage rates in the fourth quarter of 2008 and first quarter of 2009. However, mortgage rates moved within a narrow range in the second and third quarters, which diminished the incremental increase in volume as the third quarter progressed.

The balance of investments was $26.2 billion at September 30, 2009, a decrease of 26 percent, or $9.1 billion from year-end 2008. Total investments included $12.4 billion of mortgage-backed securities and $13.8 billion of short-term money market instruments. The latter are generally held for liquidity purposes to support our members’ funding needs. We decreased our short-term money market investment balances during the third quarter in response to the lower funding needs of our members and the lessening impact of market and credit conditions.

Capital Stock and Retained Earnings

We continued to maintain strong compliance with all of our regulatory capital adequacy requirements as reflected in our regulatory capital-to-assets ratio of 5.39 percent (the minimum requirement is 4.00 percent). Capital stock was $3.7 billion on September 30, 2009, a decrease of 8 percent or approximately $304 million from year-end 2008. The decrease in capital stock resulted almost entirely from our repurchase of stock that had been the subject of several members’ redemption requests. Retained earnings grew $81 million (25 percent) from year-end 2008 to $407 million on September 30, 2009, as the business and market environment generated earnings sufficient for us to pay stockholders a competitive dividend return in each of the first three quarters of 2009 and to retain a portion of the earnings to bolster capitalization.

Risk Exposure

We believe that in the first nine months of 2009 our liquidity position remained strong as did our overall ability to fund our operations through debt issuance at acceptable interest costs. The financial crisis significantly elevated our long-term funding costs, compared to U.S. Treasury securities and LIBOR, in the first half of 2009 as in 2008. As the financial crisis has appeared to subside, especially in the third quarter, our long-term funding costs have improved relative to these market benchmarks.

Our residual exposures to market risk, credit risk, and operational risk continued to be modest in the first three quarters of 2009. In the third quarter, our market risk exposure was at a level consistent with historical averages and consistent with our cooperative business model. We continued to have limited credit risk exposure from offering Advances, purchasing mortgage loans, making investments, and executing derivative transactions.

Our Advances are overcollateralized and we have a perfected first lien position on all pledged loan collateral. The Mortgage Purchase Program comprises only conforming fixed-rate conventional loans and loans fully insured by the Federal Housing Administration. At September 30, 2009, $81 million (0.99 percent) of conventional principal was past due 60 days or more, or in foreclosure, which is well below the comparable national average of 4.40 percent. Multiple layers of credit enhancements on the Program’s loans protect us against credit losses down to approximately a 50 percent loan-to-value level (based on value at origination).

At September 30, 2009, 98 percent of our mortgage-backed securities were issued by Fannie Mae or Freddie Mac, which we believe have the backing of the United States government. Only 2 percent ($211 million) of the holdings were in private-label mortgage-backed securities, which comprise high-quality residential mortgage loans issued and purchased in 2003 and which were rated triple-A at September 30, 2009. The underlying collateral has a de minimis level of delinquencies and foreclosures as reflected in the average serious delinquency rate (loans at least 60 days past due) of 0.54 percent of total principal, while their average credit enhancement stood at 7.5 percent. We expect to experience no credit losses on any of our mortgage-backed securities.

We have never experienced a credit-related loss on, nor have we ever established a loss reserve for, any asset. In addition we have not taken an impairment charge on any investment. Based on our analysis of exposures and application of GAAP, we continue to believe no loss reserves are required for our Advances or mortgage assets and we do not consider any of our investments to be other-than-temporarily impaired.

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The Federal Home Loan Bank of Cincinnati is a triple-A rated regional wholesale cooperative bank. We raise private-sector capital from our member-stockholders and, with other FHLBanks, issue high-quality debt in the worldwide capital markets. We provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their FHLBank capital investment through quarterly dividends. We also fund community investment programs that help our members create affordable housing and promote community economic development. We have 739 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 District FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30,	December 31,	Percent
	2009	2008	Change (2)
Total assets	$76,984	$98,206	(22)%
Advances (principal)	37,254	52,799	(29)
Mortgage loans (principal)	9,650	8,590	12
Total investments	26,225	35,325	(26)
Consolidated Obligations:
Discount Notes	29,170	49,336	(41)
Bonds	41,202	42,393	(3)

Total Consolidated Obligations	70,372	91,729	(23)

Mandatorily redeemable capital stock	87	111	(21)
Capital stock	3,658	3,962	(8)
Retained earnings	407	326	25
Total capital	4,060	4,282	(5)
Capital-to-assets ratio (GAAP)	5.27%	4.36%
Capital-to-assets ratio (Regulatory) (1)	5.39%	4.48%

OPERATING RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
			Favorable/			Favorable/
			(Unfavorable)			(Unfavorable)
			Percent			Percent
	2009	2008	Change (2)	2009	2008	Change (2)

Total interest income	$382	$772	(51)%	$1,334	$2,461	(46)%
Total interest expense	(291)	(680)	57	(1,021)	(2,193)	53

Net interest income	91	92	(1)	313	268	17

Other income	7	12	(41)	25	15	67
Other expense	(14)	(14)	(3)	(39)	(37)	(5)
Assessments	(23)	(24)	6	(80)	(66)	(21)

Net income	$61	$66	(7)	$219	$180	22

Return on average equity	5.70%	6.26%		6.75%	5.92%
Return on average assets	0.30	0.28		0.34	0.26
Net interest margin	0.45	0.39		0.48	0.39
Annualized dividend rate	5.00	5.50		4.67	5.42
Average 3-month LIBOR	0.41	2.91		0.83	2.98

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.

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